EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-32442) pertaining to the Wilson Bank Holding Company 1999 Stock Option Plan, the Registration Statement (Form S-3, No. 333-81984) pertaining to the Wilson Bank Holding Company Dividend Reinvestment Plan and the Registration Statement (Form S-8, No. 333-158621) pertaining to the Wilson Bank Holding Company 2009 Stock Option Plan of our reports dated February 3, 2014, with respect to the consolidated financial statements of Wilson Bank Holding Company and with respect to the effectiveness of internal control over financial reporting of Wilson Bank Holding Company, included in this Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Maggart & Associates, P.C.
Maggart & Associates, P.C.

Nashville, Tennessee

March 14, 2014